Exhibit 99.1

Enveric Biosciences Announces New U.S. Patent for C4-Carboxylic Acid-Substituted Tryptamine Derivatives

New patent provides additional composition of matter and methods of use claims for Enveric’s tryptamine-derived prodrugs including EB-373, a new chemical entity psilocin prodrug

CAMBRIDGE, Mass., September 5, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, today announced that the United States Patent and Trademark Office (the “USPTO”) has issued U.S. Patent No. 11,746,087, titled “C-4 Carboxylic Acid Substituted Tryptamine Derivatives and Methods of Using,” pertaining to the Company’s EVM201 Series and lead candidate EB-373, a psilocin prodrug being developed for the treatment of anxiety disorder.

Issued September 5, 2023, the new patent provides Enveric with intellectual property rights for compositions and methods for tryptamine-derived prodrugs utilizing C4 carboxylic acid substituted tryptamine derivatives. This patent complements the recently issued U.S. Patent No. 11,707,447, titled “C4-Carbonothioate-substituted Tryptamine Derivatives and Methods of Using,” providing Enveric with a robust intellectual property portfolio governing psilocin prodrugs designed to potentially elicit a more rapid onset of action, more controlled therapeutic effect, and reduced gastrointestinal side-effects compared to conventional psilocin prodrugs, such as psilocybin. EB-373 was developed from Enveric’s EVM201 Series of molecules, which are rationally designed to achieve altered metabolic and pharmacokinetic properties.

“Today’s patent issuance from the USPTO adds another important pillar to Enveric’s intellectual property portfolio as we continue to distinguish our tryptamine-based prodrugs from similar compounds being developed for the treatment of mental health disorders,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “Both our EVM201 Series, led by EB-373, and our EVM301 Series are designed to capitalize on the potential of neuroplastogens that can enhance neuroplasticity while minimizing unwanted side effects, including prolonged and unpredictable hallucinatory experiences. We expect continued positive IP-related developments in the coming months that, we believe, will serve to further highlight the differentiation and value of EB-373 and our EVM201 and EVM301 Series of compounds.”

About EB-373

Enveric’s lead drug candidate, EB-373, is a New Chemical Entity (NCE), designed as a next-generation proprietary psilocin prodrug and developed leveraging the company’s Psybrary™ drug discovery platform to target anxiety disorders. In preclinical studies, EB-373 displayed efficient prodrug parameters, demonstrating rapid and complete generation of psilocin both in vitro and when orally administered. Mice treated with EB-373 demonstrate dose-dependent induction of head twitch response characteristic of psilocin. In the Marble Burying Test, an animal behavioral model of anxiety, EB-373 was able to promptly rescue the enhanced rate of marble burying observed in chronically stressed mice, in line with the control baseline behavior and with long-term anxiolytic benefits lasting the length of the study, 7 days post-dose.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of anxiety disorders. Enveric is also advancing its second program, the EVM301 Series, to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,”” expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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